UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 3, 2006

DOMINION HOMES, INC.

(Exact name of registrant as specified in its charter)

Ohio	0-23270	31-1393233
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5000 Tuttle Crossing Boulevard, P.O. Box 5000, Dublin, Ohio	43016-5555
(Address of principal executive offices)	(Zip Code)

(614)356-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Croft Employment Agreement

On May 3, 2006, the Board of Directors of the Company approved an employment agreement with Jeffrey A. Croft, the Company’s President and Chief Operating Officer (the “Agreement”). The Agreement is for a three-year term, and may be extended for additional time periods at the discretion of the Board of Directors. The Agreement will automatically extend for an additional one-year period unless the Board of Directors has notified Mr. Croft of its decision not to extend. Under the Agreement, Mr. Croft’s initial base salary is $400,000, and may be increased during the term of the Agreement by the Compensation Committee of the Company’s Board of Directors. Mr. Croft is also entitled to participate in the Company’s annual incentive compensation program and to participate in such other programs and receive such other benefits as the Company may provide from time to time to actively employed, similarly situated executives of the Company. For 2006, Mr. Croft will receive a minimum bonus of $250,000.

In the event that the Company terminates Mr. Croft’s employment without cause (as defined in the Agreement) or Mr. Croft terminates his employment with the Company for good reason (as defined in the Agreement), Mr. Croft will be entitled to receive: (1) eighteen (18) months of his base salary in effect on the date of termination, (2) a pro rata award under the Company’s incentive compensation program, with proration based on service completed during the calendar year for which the award is determined, and based on the award that would have been paid had Mr. Croft’s employment not been terminated, and (3) a lump sum cash payment equal to eighteen months of the premium applicable to Mr. Croft on the date of termination for he and his family under the Company’s group health plan.

In addition, in the event that Mr. Croft’s employment is terminated without cause or by Mr. Croft for good reason within two years following a “change in control” of the Company, Mr. Croft will be entitled to receive: (1) a single lump sum payment equivalent to two years’ annual base salary then in effect, (2) a pro rata award under the Company’s incentive compensation program, based on Mr. Croft’s target award and with proration based on service completed during the calendar year for which the award is determined, (3) a lump sum cash payment equal to eighteen months of the premium applicable to Mr. Croft on the date of termination for he and his family under the Company’s group health plan, and (4) reimbursement of expenses related to executive outplacement services and travel expenses. For purposes of the Agreement, a “change in control” will be deemed to have occurred upon the happening of any of the following events:

•	Douglas G. Borror and David S. Borror both cease to be members of the Company’s Board of Directors;

•	any direct or indirect acquisition by a person or group, directly or indirectly, of the Company’s securities representing more than 40 percent of the combined voting power of the Company’s then outstanding securities; provided, however, that a “person” or “group” will not include:

•	the Company;

•	any entity under common control with the Company;

•	BRC Properties Inc. or any of its shareholders or members of the family of Donald A. Borror; or

•	any employee benefit plan of any entity described above;

•	the adoption or authorization by the Company’s shareholders of a definitive agreement for the merger or other business combination of the Company in which the Company’s shareholders will own less than 50 percent of the voting power in the surviving entity or for the sale or other disposition of all or substantially all of the Company’s assets; or

•	the adoption by the Company’s shareholders of a plan relating to the liquidation or dissolution of the Company.

The Agreement also includes a non-competition covenant effective for 18 months after Mr. Croft’s termination.

The above description is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto and incorporated by reference herein as Exhibit 10.1.

Item 2.02 Results of Operations and Financial Condition.

On May 8, 2006, the Company announced its financial results for the first quarter and three months ended March 31, 2006. A copy of the Company’s press release announcing these results is attached as Exhibit 99.1 hereto and incorporated by reference herein.

Pursuant to General Instruction B.2 of Current Report on Form 8-K, the information in this Item 2.02 is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section. Furthermore, the information in this Item 2.02 shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended.

Item 7.01 Regulation FD Disclosure.

The information in this Current Report on Form 8-K is also being furnished pursuant to Regulation FD (17CFR §§243.100 et seq.).

Item 8.01 Other Events

On April 27, 2006, the Company received a letter from the U. S. Department of Housing and Urban Development (“HUD”) summarizing its audit findings and providing the Company with 60 days to respond to the various matters raised in the letter. The Company believes that the matters raised in the letter represent documentation and underwriting questions with respect to specific loans and that these matters will also be referred to the loan sponsor/underwriter for resolution. In the event that HUD ultimately determines that any of the issues represent significant deficiencies, HUD could request that DHFS or the sponsors provide indemnification with respect to losses resulting from any loans associated with the findings. In addition, HUD could levy fines on DHFS or impose sanctions which could limit the ability of DHFS to originate federally insured loans. The Company intends to respond to the matters raised by HUD as requested.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Employment Agreement with Jeffrey A. Croft

99.1	Press Release dated May 8, 2006

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMINION HOMES, INC.

By:	/s/ William G. Cornely
William G. Cornely, Senior Vice President – Finance and Chief Financial Officer

Date: May 9, 2006